Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Chief Financial Officer	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: 1-877-224-6696 ext. 705	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com
Website: www.chinawindsystems.com	Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Featured in Reuters, CFO.com, Cleantech Group and New Energy Finance

Wuxi, Jiangsu Province, China – April 22, 2008 – China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, announced today that its wind power business development was covered by Reuters, CFO.com, Cleantech Group, and New Energy Finance.

In the interviews with Reuters and Cleantech Group, both published on February 9, 2009, China Wind Systems indicated that it expects gross margin in the forging business to be in the range of 28% to 34% in fiscal year 2009 compared to approximately 22% in fiscal year 2008 as a result of the implementation of the Company’s strategy to phase out its outsourced manufacturing and ramp up production at its newly completed factory. The new factory started production of components of wind turbine gearboxes in February 2009 and has already completed the first deliveries of forged rolled rings to its wind power customers.

Leo Wang, chief financial officer of China Wind Systems, expects that government support for the development of wind energy in China will continue. He does not expect the weak economy and financial crisis to result in a slowdown in demand for wind turbine components in China.

"We haven't noticed any change [neither in the policy of the Chinese government … nor in the] demand for [our] products," Mr. Wang said to Reuters. "All the customers who signed preliminary agreements with us last year … are still standing by those agreements."

China Wind Systems remains optimistic with the demand for its forged products as wind energy business in China continues to grow. In the interview with CFO.com, published on March 3, 2009, Mr. Wang highlighted that the installed wind capacity in China has been growing at an average of 46% over the last 10 years and that he expects this sector to continue to grow.  The Chinese government has announced that it is looking for solutions that reduce the country’s reliance on imported fossil fuels.

In an interview with New Energy Finance, Mr. Yan Hua, VP Operations of China Wind Systems, also mentioned that the Company faces challenges competing in the wind energy segment. Yet, he is confident that the Company’s experience, expertise and good relationships with its clients will help it achieve the expected growth in the business. The March 2009 issue of New Energy Finance featuring the interview is available on the Company’s Web site at http://www.chinawindsystems.com/download/NEF_MB_20090325_Final.pdf

About China Wind Systems, Inc.
China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company plans to increase its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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